Exhibit 4.1

DPW HOLDINGS, INC.

Term Promissory Note

Face Amount: $526,316	September 21, 2018
Purchase Price: $500,000	New York, NY

FOR VALUE RECEIVED, the undersigned, DPW Holdings, Inc., (the “Borrower”), promises to pay to the order of ___________________, its successors or assigns (the “Holder”), Five Hundred Twenty-Six Thousand, Three Hundred Sixteen Dollars ($526,316) (the “Face Amount”) by the earlier of December 31, 2018 (the “Maturity Date”) or as otherwise provided in accordance with the terms of this Term Promissory Note (the “Note”), together with interest, as provided herein.

Interest at the rate of twelve percent (12.00%) per annum, to be accrued until the Maturity Date or as otherwise provided in accordance with Section 3 hereof, and any other amounts due hereunder, are payable in lawful money of the United States of America to the Holder or its transferee, the name of which transferee shall be disclosed to the Borrower by the Holder no later than within two (2) business days (which term “business day” shall be defined as any day other than a Saturday, Sunday, or a day that the Federal Reserve Bank of New York is closed) of any such transfer, but in no event later than a date that would prevent the Borrower from making a timely interest payment to such transferee as set forth in Section 2. Interest may be paid in cash at the Maturity Date, which includes the option of the Borrower to accelerate the payment of amounts due hereunder pursuant to Section 3 hereof, which election shall be communicated to the Holder in writing.

All payments due under this Note shall rank senior to all other existing and future unsecured indebtedness of the Company and shall rank junior only to such payments and indebtedness due to ___________________.

Section 1.      Maturity. Subject to the redemption provisions contained herein, the Face Amount, along with any interest accrued thereon, shall be repaid in cash at the Maturity Date, unless earlier prepaid as set forth below.

Section 2.      Interest Payments. The Borrower shall pay interest to the Holder on the aggregate principal amount of this Note at the rate of twelve percent (12%) per annum. Following the Closing Date, all interest payments hereunder shall be payable in cash. Accrued and unpaid interest shall be due and payable on the Maturity Date.

Section 3.      Prepayment. The Borrower may at any time prepay any portion of the principal amount of this Note, plus any accrued and unpaid interest. If the Borrower exercises its right to prepay the Note, the Borrower shall make payment to the Holder of an amount in cash equal to the sum of the Face Amount plus any accrued and unpaid interest.

Section 4.      Transferability. This Note and any of the rights granted hereunder are freely transferable or assigned by Holder, in whole or in part, in its sole discretion but with notice to the Borrower as set forth in the preamble hereto.

Section 5.      Event of Default.

(a)       In the event that any one of the following events shall occur (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body), it shall be deemed an “Event of Default” hereunder:

(i)       Any default in the payment of the principal of, interest on or other charges in respect of this Note, or any other note issued by the Borrower for the benefit of the Holder, as and when the same shall become due and payable;

(ii)       Borrower shall fail to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Note or any other agreement between the Borrower and the Holder, which default is not cured within five (5) business days;

(iii)       There shall be a breach of any of the representations and warranties set forth in this Note or the Addendum attached hereto, or any other report, financial statement or certificate made or delivered to Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made, which default is not cured within five (5) business days;

(iv)       the Commitment Shares (as defined below) are not issued within 15 business days of the Closing; have not been approved by the NYSE American within 15 business days of the Closing; shall not be eligible for listing or quotation for trading on NYSE American or on any other markets or exchanges on which the Commitment Shares are listed or quoted for trading (the “Trading Market”); or shall not be eligible to resume listing or quotation for trading thereon within five (5) trading days (which term “trading day” shall be defined as any day on which the Company’s securities are traded on the Trading Market) or the transfer of the Commitment Shares through the Depository Trust Company System is no longer available or “chilled”;

(v)       The Borrower fails to maintain at least $750,000 availability on its shelf registration statement on Form S-3 (No. 333-222132) to repay this Note;

(vi)       Borrower does not meet the current public information requirements under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), which failure is not cured, if possible to cure, within two (2) trading days after the expiration of the applicable grace period permitted under Rule 12b-25 of the Securities Exchange Act, of 1934, as amended (the “Exchange Act”), further provided that Borrower files a Form 12b-25 for the relevant report required to meet the current public information requirements under Rule 144 of the Securities Act;

(vii)       the Company or any subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $50,000 whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(viii)       Borrower, shall commence, or there shall be commenced against Borrower, any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto; or Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower; or there is commenced against Borrower any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty (60) days; or Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Borrower suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty (60) days; or Borrower makes a general assignment for the benefit of creditors; or Borrower shall fail to pay or shall state that it is unable to pay or shall be liable to pay, its debts as they become due or by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Borrower for the purpose of effecting any of the foregoing.

(b)       Remedies Upon Event of Default. If any Event of Default occurs, then the outstanding principal amount of this Note, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount (as defined below). After the occurrence of any Event of Default that results in the eventual acceleration of this Note, the Note shall accrue interest at an interest rate equal to the lesser of 1.5% per month (18% per annum) or the maximum rate permitted under applicable law (the “Default Rate”). The Default Rate shall be computed from the occurrence of the Event of Default until the date upon which the Event of Default is cured. In the event of an occurrence of an Event of Default, an amount equal to a premium of 30% of all principal and interest (calculated at the Default Rate) (the “Mandatory Default Amount”) due shall be immediately added to the principal due under the Note without any action on the part of the Holder. Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Note to or as directed by the Borrower. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 5(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. In the case of an Event of Default in Section 5(a)(iv) hereof which prevents the Company from issuing any Commitment Shares to the Holder for any reason, and which is not cured within the time provided under Section 5(a)(iv), the face value of the Face Amount of the Note shall be immediately increased by $75,000 without any action on the part of the Holder.

(c)       Upon the occurrence of an Event of Default, the Holder shall be entitled to receive, in addition to the Face Amount of the Note, interest thereon and the Mandatory Default Amount, the Holder shall be entitled to recover all of its costs, fees (including without limitation, reasonable attorney’s fees and disbursements), and expenses relating to the collection and enforcement of this Note, including all costs and expenses incurred by it in enforcing its rights under the Note and any transaction document entered into contemporaneously herewith.

(d)       The failure of Holder to exercise any of its rights hereunder in any particular instance shall not constitute a waiver of the same or of any other right in that or any subsequent instance with respect to Holder or any subsequent holder. Holder need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. The remedies available to the Holder upon the occurrence of an Event of Default shall be cumulative.

Section 6.      Notices. Any and all notices, service of process or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Note shall be deemed to have been duly given or made for all purposes when hand delivered or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier as follows:

If to Holder, at:

___________________________

___________________________

___________________________

___________________________

Or such other address as may be given to the Borrower from time to time.

If to Borrower, at:

DPW Holdings, Inc.

201 Shipyard Way

Newport Beach, CA 92663

Attn: Milton C. Ault, III

Or such other address as may be given to the Holder from time to time.

Section 7.      Usury. This Note is hereby expressly limited so that in no event whatsoever, whether by reason of acceleration of maturity of the loan evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Holder hereunder for the loan, use, forbearance or detention of money exceed that permissible under applicable law. If at any time the performance of any provision of this Note or of any other agreement or instrument entered into in connection with this Note involves a payment exceeding the limit of the interest that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of the Borrower and the Holder that all payments under this Note are to be credited first to interest as permitted by law, but not in excess of (i) the agreed rate of interest set forth herein or therein or (ii) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal. The provision of this Section 7 shall never be superseded or waived and shall control every other provision of this Note and all other agreements and instruments between the Borrower and the Holder entered into in connection with this Note. To the extent permitted by applicable law, Borrower waives any right to assert the defense of usury. Furthermore, for the avoidance of doubt, the Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Borrower from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

Section 8.      Governing Law; Waiver of Jury Trial. This Note and the provisions hereof are to be construed according to and are governed by the laws of the State of New York, without regard to principles of conflicts of laws thereof. Borrower agrees that the New York State Supreme Court located in the County of New York, State of New York shall have exclusive jurisdiction in connection with any dispute concerning or arising out of this Note or otherwise relating to the relationship of the parties hereto. In any action, lawsuit or proceeding brought to enforce or interpret the provisions of this Note and/or arising out of or relating to any dispute between the parties hereto, Holder shall be entitled to recover all of its costs and expenses relating collection and enforcement of this Note (including without limitation, reasonable attorney’s fees and disbursements) in addition to any other relief to which Holder may be entitled. Each party hereto agrees that any process or notice to be served or delivered in connection with any action, lawsuit or proceeding brought hereunder may be accomplished in accordance with the notice provisions set forth above or as otherwise provided by applicable law. BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS NOTE.

Section 9.       Successors and Assigns. Subject to applicable securities laws, this Note and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of Borrower and the successors and assigns of Holder.

Section 10.     Payment of Legal Fees. All costs of collection, including any legal fees associated with this Note, will be paid by the Borrower.

Section 11.     Issuance of Commitment Shares. As additional consideration for Holder providing the loan amount evidenced by the Purchase Price of this Note, Borrower shall deliver to Holder 300,000 shares of Class A common stock, par value $0.001 per share, of Borrower (the “Commitment Shares”) from its shelf registration statement on Form S-3 (No. 333-222132), within two trading days upon receipt of approval by the NYSE American.

Section 12.     Amendment. This Note may be modified or amended, or the provisions hereof waived, only with the written consent of Holder and Borrower.

Section 13.     Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Note.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Borrower has caused this Note to be executed by a duly authorized officer as of the date first above indicated.

DPW HOLDINGS, INC.

By:
Name: Milton C. Ault, III
Title: Chief Executive Officer

ADDENDUM

Borrow and Holder each explicitly acknowledge that Holder is relying on the following representations and warranties in connection with Holder subscribing to the Note:

(i)       Borrower and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the state of their respective organization and are duly qualified and in good standing or has applied for qualification as a foreign corporation authorized to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on (a) the business, assets, property, operations, or condition (financial or otherwise) of Borrower, (b) the validity or enforceability of this Note or (c) the rights or remedies of the Holder hereunder or thereunder (a “Material Adverse Effect”).

(ii)       The execution, delivery and performance of the Note and the transactions contemplated thereby by Borrower, including, but not limited to, the sale and issuance of the Notes and the Commitment Shares for the Purchase Price, (i) are within Borrower’s corporate powers, (ii) have been duly authorized by all necessary action by or on behalf of Borrower (and/or its stockholders to the extent required by law), (iii) Borrower has received all necessary and/or required governmental, regulatory and other approvals and consents (if any shall be required), (iv) do not and shall not contravene or conflict with any provision of, or require any consents under (1) any law, rule, regulation or ordinance, (2) the Borrower’s organizational documents; and/or (3) any agreement binding upon Borrower or any of Borrower’s properties except as would not reasonably be expected to have a Material Adverse Effect, and (v) do not result in, or require, the creation or imposition of any lien and/or encumbrance on any of Borrower’s properties or revenues pursuant to any law, rule, regulation or ordinance or otherwise.

(iii)       Each of the Note and the Commitment Shares has been duly authorized and, when issued and paid for, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens and all restrictions on transfer other than those expressly imposed by the federal securities laws and vest in the Holder full and sole title and power to the Note and the Commitment Shares purchased hereby by the Holder.

(iv)       Neither Borrower, nor any of its affiliates, nor, to the knowledge of Borrower, any person or entity acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of Note or the Commitment Shares.

(v)       Borrower’s obligations under the Note are legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application affecting the rights and remedies of creditors and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(vi)       Borrower has good and marketable title to all assets owned by Borrower.

(vii)      Borrower is not in violation of any law, ordinance, rule, regulation, judgment, decree or order of any federal, state or local governmental body or court and/or regulatory or self-regulatory body, except as would not reasonably be expected to have a Material Adverse Effect.

(viii)     All federal, and material state and local tax returns required to be filed by Borrower have been filed with the appropriate governmental agencies and all taxes due and payable by the Company have been timely paid.

(ix)       Borrower is not (i) an “investment company” or a company “controlled”, whether directly or indirectly, by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended; or (ii) engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

(x)       All reports, schedules, registrations, forms, statements, information and other documents required to have been filed by Borrower with the U.S. Securities and Exchange Commission (the “SEC”) since September 22, 2016, pursuant to the reporting requirements of the Exchange Act, including all material required to have been filed pursuant to Section 13(a) or 15(d) of the Exchange Act, shall have been filed with the SEC under the Exchange Act.

(xi)       Borrower is current in its filing obligations under the Exchange Act, including, without limitation, its filings of Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8 K filed since September 2017 (collectively, the “SEC Reports”). The SEC Reports, at the time filed with the SEC, did not contain any untrue statement of a material fact or omit to state any fact necessary to make any statement therein not misleading. All financial statements included in the SEC Reports (the “Financial Statements”) have been prepared, if so required, in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other, except that unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present, in all material respects, the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of unaudited Financial Statements to normal year-end audit adjustments. Borrower is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

(xii)       Borrower’s common stock is eligible for quotation on the Trading Market and Borrower has no reason to believe that the Trading Market has any intention of delisting Borrower’s common stock from the Trading Market.